Exhibit 10.4

ASSET PURCHASE AGREEMENT

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

This Asset Purchase Agreement (“Agreement”) is entered into on this 17th day of March, 2006 by and between New Horizons Computer Learning Center of Hartford, Inc., a Delaware corporation (“Seller”), and NHCLC-Hartford, L.L.C., a Delaware limited liability company (“Buyer”).  Buyer and Seller are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer substantially all of its assets related to its computer training business located in Hartford, Connecticut (the “Business”), which includes the assets set forth on Exhibit “A” (the “Assets”) and Buyer’s assumption of liabilities set forth on Exhibit “B” (the “Assumed Liabilities”); and

WHEREAS, Buyer desires to acquire the Assets and assume the Assumed Liabilities from Seller; and

WHEREAS, concurrent with the transaction described in this Agreement, Buyer desires to become a franchisee of New Horizons Franchising Group, Inc. (“Franchisor”) in Hartford, Connecticut, it being understood that Franchisor is an affiliate of Seller.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

1.                                      Purchase of Assets; Excluded Assets; Closing Date:

(a)                                  Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver the Assets to Buyer free and clear of all Liens (as defined in Section 5(c) below) as of the close of business on April 30, 2006 (as such date may be amended by written agreement of the parties, the “Closing Date”), and subject to fulfillment of each of the conditions set forth in Section 4 below.  The Assets shall include, without limitation, certain identified prepaid assets, furniture and fixed assets, inventory, license fees and deposits, accounts receivable, certain employee obligations, any consumer business, customer lists and certain computer hardware and software associated with the Business, all of which are set forth on Exhibit “A”.

(b)                                 The Assets shall not include supply agreements between Franchisor and [********], [********], [********] and [********].  Notwithstanding the foregoing, Buyer shall be entitled to deliver training under the agreements set forth in the preceding sentence in its capacity as a New Horizons franchisee.  The Parties acknowledge and agree that, other than as otherwise expressly stated in this Agreement, no other assets, personal or real property of Seller is included in this transaction, including but not limited to, non-scheduled lease obligations, services previously provided by the regional office of Seller’s affiliate such as accounting, payroll, legal or other similar services, and assets of any of Seller’s affiliates.

2.                                      Consideration:  In consideration for the transfer of the Assets, Buyer shall, on the Closing Date:

(i) pay to Seller, via wire transfer or cashier’s check, the sum of $125,000.00.

(ii) execute a standard ten (10) year franchise agreement with Franchisor for the Hartford, Connecticut territory (the “Franchise Agreement”) and shall remit all fees to Franchisor which are typically associated with such Franchise Agreement, such as the payment of customary monthly royalties, advertising fees and a $75,000 initial franchise fee, which initial franchise fee shall be payable on the Closing Date in addition to the consideration set forth in Section 2(i) above.

(iii) assume the Assumed Liabilities which are set forth on Exhibit “B”, including the Training Obligations as defined in Section 7, below. Other than such Assumed Liabilities, Buyer shall not assume, nor have any liability or obligation, direct or indirect, absolute or contingent for, any liability or obligation of the Seller (the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities include (A) any debt of Seller to Franchisor; (B) any liability or obligation in respect of any litigation arising out of the conduct of the Business by Seller prior to the Closing Date.

3.                                      Taxes; Access to Assets:  Buyer shall be solely responsible for the payment of any and all taxes, excise and other governmental charges or fees, if any, which are payable in connection with the purchase of the Assets.  As of the Closing Date, Buyer shall be entitled to full access to the Assets located at Seller’s facility at 839 Marshall Phelps
Windsor, Connecticut  06095 (the “Hartford Facility”).

4.                                      Conditions Precedent to Closing; Covenants; Extension of Closing Date:

(a)                                  Immediately upon the execution of this Agreement, Buyer shall submit an application to the Connecticut Department of Higher Education, Board of Governors for Higher Education (“DHE”) in accordance with Section 10a-22k-3 of the Regulations for Approval of Private Occupational Schools requiring certification promulgated by the DHE and seek a certificate of authorization to operate the Business.  Buyer shall use commercially reasonable efforts to expedite the approval process, including providing all reasonably required information to the DHE and paying any necessary fees associated with such approval.

(b)                                 The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Buyer:

(i)                                     All representations and warranties made by Seller in this Agreement shall be true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of such date. Seller shall have performed and complied in all respects with all of their obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date

(ii)                                  Seller shall have received all third party approvals, authorizations, consents or waivers which may be required by Seller to consummate the transactions contemplated herein.

(iii)                               All of the Assets shall be owned free and clear of all Liens.

(iv)                              There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement, (ii) cause any of the transactions contemplated in this Agreement to be rescinded following consummation, or (iii) adversely affect the right of Buyer to own, operate or control the Business and the Assets.

(v)                                 The lease for the Hartford Facility shall have been assigned to Buyer on such terms as are mutually acceptable to Buyer and Seller.  Seller shall have obtained and delivered to Buyer an estoppel certificate and consent executed by the landlord of the Hartford Facility, certifying the lease and all amendments thereto and stating, among other things, that (i) the lease is in full force and effect, (ii) there are no uncured defaults thereunder, (iii) the date through which rent or any other applicable payments thereunder has been paid, and (iv) the amount of any security deposit held thereunder.  The form and content of the estoppel certificate and consent shall be satisfactory to Buyer.

(vi)                              The DHE shall have issued the approval referenced in Section 4(a) above to the Buyer.

(c)                                  The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction of all of the following conditions, any of which may be waived in writing by Seller:

(i)                                     All representations and warranties made by Buyer in this Agreement shall be true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of such date. Buyer shall have performed and complied in all respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

(ii)                                  Buyer shall have received all third party approvals, authorizations, consents or waivers which may be required by Buyer to consummate the transactions contemplated herein.

(iii)                               There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation, injunction or charge could be entered which would: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement, or (ii) cause any of the transactions contemplated in this Agreement to be rescinded following consummation.

(iv)                              The lease for the Hartford Facility shall have been assigned to Buyer on such terms as are mutually acceptable to Buyer and Seller.

(v)                                 The DHE shall have issued the approval referenced in Section 4(a) above to the Buyer.

(d)                                                         On the Closing Date:

(i)                                     Buyer shall deliver the purchase price for the Assets to Seller;

(ii)                                  Seller shall execute the Bill of Sale which is attached hereto as Exhibit “C” and shall deliver the Assets to Buyer;

(iii)                               Buyer and Franchisor shall execute the Franchise Agreement;

(iv)                              An executive officer of Seller shall execute and deliver to Buyer a certificate, dated the Closing Date, to the effect that (i) representations and warranties made by Seller in this Agreement are true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of such date, and (ii) Seller has performed and complied in all respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

(v)                                 An executive officer of Buyer shall execute and deliver to Seller a certificate dated the Closing Date, to the effect that (i) representations and warranties made by Buyer in this Agreement are true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of such date, and (ii) Buyer has performed and complied in all respects with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

(vi)                              The Parties shall execute and deliver to each other such other documents and instruments as are contemplated in this Agreement or as they may reasonably request in order to effectuate the purpose or intent of this Agreement.

(e)                                  Except as set forth below, effective as of the Closing Date, Buyer agrees to refrain from soliciting, recruiting or hiring any employees of Seller or any of Seller’s affiliates for so long as the Franchise Agreement remains in effect.  The foregoing restriction shall apply to any current or future employees of Seller or any of Seller’s affiliates and for a period of one (1) year following the termination of any such employee’s employment with Seller or any of Seller’s affiliates; provided, however, that (i) such restriction shall not apply to any employees  of Seller who are terminated by Seller upon the Closing of the transactions contemplated in this Agreement, as described in Section 8, and (ii) Buyer may hire any person who responds to an advertisement soliciting potential employees placed by Buyer in a medium directed generally to the public at large.

5.                                      Representations and Warranties of Seller:  Seller represents, warrants and covenants to Buyer, to the best of Seller’s knowledge, as follows:

(a)                                Seller is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers and authority to own its assets and to operate its business as now owned and operated by it.  Seller is duly qualified to do business and in good standing in Connecticut.

(b)                                 Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement.  This Agreement and all instruments of transfer and other documents to be delivered by Seller in connection with this Agreement have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action of Seller. This Agreement and all such other instruments and documents, when executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against such party in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, constitute a default under, or result in the breach of Seller’s charter, bylaws or any other agreement or instrument to which Seller is a party, or by which it may be bound or to which it may be subject.

(c)                                  Seller has good and marketable title to all of the Assets, and as of the Closing Date all of the Assets will be free and clear of any restrictions or conditions to sale, conveyance or transfer and are free and clear of all liens, mortgages, pledges, encumbrances, leases, agreements, rental agreements, charges, claims, security interests, taxes, conditions or restrictions of any nature or description whatsoever (collectively, “Liens”).   The Assets are in good working condition, ordinary wear and tear excepted.  Except as otherwise expressly provided herein, the Assets are being sold “as is, where is” without any express or implied warranties whatsoever.  The Assets constitute all of the assets used by Seller in the operation of the Business.

(d)                                 There are no claims, actions, lawsuits, investigations or proceedings of any kind pending or threatened against Seller relating to the Assets.  Seller is not in default with respect to any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality

(e)                                  Seller shall execute all documents and take all steps reasonably necessary to transfer the Assets to Buyer effective as of the Closing Date.

6.                                      Representations of Buyer:  Buyer represents, warrants and covenants to Seller as follows:

(a)                                  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement. This Agreement and all instruments of transfer and other documents to be delivered by Buyer in connection with this Agreement have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action of Buyer. This Agreement and all such other instruments and documents, when executed and delivered, will constitute legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, constitute a default under, or result in the breach of Buyer’s charter, operating agreement or any other agreement or instrument to which Buyer is a party, or by which it may be bound or to which it may be subject.

7.                                      Training Obligations.

Effective as of the Closing Date, Buyer shall fulfill Seller’s obligations to customers for training which has been purchased by such customers prior to the Closing Date but not yet delivered as of the Closing Date, (the “Training Obligations”).  For purposes of this Agreement, the Training Obligations shall include, but are not limited to, sold but unredeemed coupons, unexpired club memberships, corporate seat licenses, unredeemed programs or tracks, sold but undelivered training events (i.e., classes which were purchased but not completed) and sold but undelivered room rental agreements. The Training Obligations are set forth on Schedule 7, which schedule shall be updated as of the Closing Date

8.                                      Employee Matters

On the Closing Date, Seller shall terminate the existing employees of the Business. Seller shall be responsible for all severance and related costs payable to such terminated employees, including, without limitation, all payroll and benefits obligations related to service by such employees prior to the Closing Date, regardless of whether such amounts are customarily paid in arrears. Buyer shall offer employment to those employees who Buyer in its sole discretion desires to employ, on terms and conditions as Buyer in its sole discretion determines. After the Closing Date, Buyer may evaluate its employment needs with respect to the Business, and no provision of this Agreement is intended to or shall confer on any employee any right to continued employment after the Closing Date.  Nothing in this Agreement shall be construed to amend or modify in any way any at-will employment policy of Buyer. Notwithstanding the foregoing, Buyer shall indemnify Seller and its affiliates from any discrimination claim arising out of Buyer’s decision not to hire any employee of the Business.

9.                                      Indemnification

(a)                                  Buyer shall indemnify, hold harmless and defend Seller and its affiliates, officers, agents, shareholders and employees from and against any cause of action, claim, loss, liability or expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or resulting in any way from: (i) any breach or inaccuracy of any representation, warranty or covenant of Buyer set forth in this Agreement or any other related agreement which is contemplated herein; (ii) the use or operation of the Business or the Assets after the Closing Date; and (iii)  the failure to fully and adequately assume the Assumed Liabilities, including the Training Obligations.

(b)                                 Seller shall indemnify, hold harmless and defend Buyer and its affiliates, officers, agents, member, managers and employees from and against any cause of action, claim, loss, liability or expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or resulting in any way from: (i) any breach or inaccuracy of any representation, warranty or covenant of Seller set forth in this Agreement or any other related agreement which is contemplated herein; (ii) the use or operation of the Business or the Assets on or prior to the Closing Date; and (iii)  the failure to fully and adequately discharge the Excluded Liabilities.

(c)                                  If after ten (10) days from receipt of written notice an indemnifying party fails to defend an indemnified party as required above, the indemnified party will have the right (but not the obligation) to undertake the defense, compromise or settlement of such action on behalf of, for the account of, at the expense of and at the risk of indemnifying party; provided, however, that no indemnified party may settle any such claim that with respect to which it has assumed the defense without the prior written consent of the indemnifying party.

(d)                                 Any Party shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded to it at law or in equity by a court of competent jurisdiction.  Neither the existence or exercise of any specific remedies is intended to be exclusive of or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available to any Party, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law.

10.                               Termination.  This Agreement may be terminated (a) at any time by the written instrument of all of the Parties, (b) by Seller if any of the conditions set forth in Section 4(c) above have not been fulfilled, satisfied or waived by the Closing Date or at any time if Buyer breaches any of its covenants or agreements under this Agreement, (c) by Buyer if any of the conditions set forth in Section 4(d) above have not been fulfilled, satisfied or waived by the Closing Date or at any time if Seller breaches any of its covenants or agreements under this Agreement, and (d) automatically if the Closing Date does not occur by September 8, 2006. If this Agreement is terminated in accordance with this Section 10, it shall be null and void and have no further force or effect.

11.                               Customer Records: The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Closing Date, Seller agrees to transfer to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Training Obligations.  In the event that Seller is audited by any federal, state or local entity following the Closing Date, Buyer shall provide Seller or its designees with reasonable access, during normal business hours, to all original customer files related to the Assets.

12.                               Insurance:  Buyer agrees to maintain general liability insurance in the amounts of $1,000,000 per claim and $1,000,000 in the aggregate, and upon written request Buyer will provide Seller with certificates of insurance naming Seller or its affiliated companies as additional insureds, in order to ensure that Buyer is able to meet its indemnification obligations hereunder.  Notwithstanding any provision to the contrary, to the extent permitted by law, Buyer may satisfy, in whole or in part, the insurance requirements of this Agreement by a plan of self insurance.

13.                               Notices:  All notices with respect to this Agreement will be sent by certified mail or facsimile, to the following addresses or facsimile numbers:

If to Seller:

New Horizons Computer Learning Center of Hartford, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 200

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer:

NHCLC-Hartford, L.L.C.

Attention:  Robert H. Orley

40900 N. Woodward Avenue, Suite 130

Bloomfield Hills, MI  48304

Tel:  (248) 540-8040

Fax:  (248) 540-7280

With a copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.

Attention: Richard A, Zussman

27777 Franklin Road, Suite 2500

Southfield, MI 48034

Tel:  (248) 351-3000

Fax:  (248) 351-3082

14.                               Entire Agreement; Assignment:  Except for the related agreements which are contemplated herein, this Agreement and the exhibits attached hereto represent the entire agreement between the Parties, This Agreement shall be binding on each Party’s respective successors, heirs and permitted assigns.  No Party may assign its rights or obligations under this Agreement without the written consent of the other Parties. This Agreement may only be amended by a written agreement signed by authorized representatives of all of the Parties.

15.                               Waiver:  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

16.                               Survival of Representations and Warranties: The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

17.                               Counterparts:  This Agreement may be executed in one or more counterpart, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

18.                               Facsimile Signatures:  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

19.                               Governing Law:  This Agreement will be governed by the laws of the State of California.

20.                               Further Assurances.  From time to time after the Closing Date, at Buyer’s request and without further consideration, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as Buyer may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets.  Upon the reasonable request of Buyer, Seller will cooperate and will use its best efforts to have the officers, directors and other employees of Seller cooperate with Buyer after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Buyer and which are based upon contracts, leases, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

Seller:

NEW HORIZONS COMPUTER LEARNING CENTER OF HARTFORD, INC.

By:
Thomas J. Bresnan
President

Buyer:

NHCLC-HARTFORD, L.L.C.

By:	NH MANAGER, INC., a Michigan corporation
Its Manager

By:
Robert Orley
President

EXHIBIT A

Assets

1.                                       The following assets are included in the sale of the Business:

Trade Accounts Receivable:	$1,042,539 (a)
Suspense:	$(8,600)
Futures Reserve:	$(244,703)
Credit Memo Reserve:	$(42,673)
Prepaid Expenses	$51,653
Inventory – Student Kits & Test Vouchers:	$31,229
Inventory – Manuals:	$8,300

Fixed Assets (b)

Leasehold Improvements:	$14,288
Capitalized Computer Software:	$78,121
Furniture & Fixtures:	$25,003
Computer Equipment:	$387,123

(a)       Gross value to be netted against suspense, future reserve and CM reserve

(b)       Gross value of fixed assets shown.  Accumulated depreciation and amortization is $475,251 and net fixed asset value is $29,284

Buyer and Seller acknowledge that the assets listed above have been calculated as of January 31, 2005.  Buyer and Seller agree to revise these assets within thirty (30) days of the Closing Date to reflect the actual operations of the Business as of the Closing Date. Notwithstanding the foregoing, such revision shall not result in an adjustment to the purchase price.

EXHIBIT B

Assumed Liabilities

1.                                       DSL computer line (with any remaining service term assumed at Buyer’s expense).

2.                                       Training Obligations as set forth on Schedule 7.

3.                                       Buyer shall assume those obligations which are specifically listed below:

Accounts Payable:	$40,877
Payable to other Franchisees:	$32,729
Sales Tax Payable:	$31,503
Net Other Accrued Liabilities to Buyer:	$166,126	(a)

(a) Adjusted to exclude corporate audit fees, and accrued expenses related to sale of Online Live and  Online Anytime

Buyer and Seller acknowledge that the liabilities listed above have been calculated as January 31, 2005.  Buyer and Seller agree to revise these obligations within thirty (30) days of the Closing Date to reflect the actual operations of the Business as of the Closing Date. Notwithstanding the foregoing, such revision shall not result in an adjustment to the purchase price.

EXHIBIT C

WARRANTY BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, New Horizons Computer Learning Center of Hartford, Inc., a Delaware corporation having its principal place of business at 1900 S. State College Blvd., Suite 200, Anaheim, CA  92806 (“Seller”) hereby sells, conveys, transfers, assigns and delivers to NHCLC-Hartford, L.L.C., a Michigan limited liability company having an address at 40900 N. Woodward Avenue, Suite 130, Bloomfield Hills, MI 48304 (“Buyer”), all of its right, title and interest in and to the Assets, free and clear of all Liens.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever. Seller covenants and agrees to warrant and defend the sale of the Assets against all and every person or persons whomsoever.

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement. All of the representations and warranties made in the Purchase Agreement by the Parties are incorporated in this Bill of Sale by reference as if fully set forth in this Bill of Sale.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

Capitalized terms used but not defined in this Bill of Sale shall have the meanings given tot hem in that certain Asset Purchase Agreement (“Agreement”), dated as of March 17, 2006, among Buyer and Seller.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of 11:59 p.m. on the 30th day of April, 2006.

NEW HORIZONS COMPUTER LEARNING CENTER OF HARTFORD, INC.

By:
Thomas J. Bresnan
President